UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.            )

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Avis Budget Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON THURSDAY, MAY 7, 2020

On March 27, 2020, Avis Budget Group, Inc. (the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) regarding its Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 7, 2020 at 9:00 a.m. (Eastern Time).

On April 21, 2020, the Company issued a press release announcing that the Annual Meeting will be changed from an in-person meeting to a virtual format, to be conducted exclusively online, and providing information as to how shareholders can attend and participate in the Annual Meeting. The press release should be read in conjunction with the proxy statement.

Press Release

AVIS BUDGET GROUP, INC. CHANGES TO VIRTUAL MEETING FORMAT FOR THE 2020 ANNUAL MEETING OF SHAREHOLDERS

April 21, 2020

Parsippany, N.J. – April 21, 2020 – Avis Budget Group, Inc. (NASDAQ: CAR) (the “Company”) announced today that, due to the public health impact of the coronavirus outbreak (COVID-19) and to prioritize the health and well-being of our employees, shareholders and community, the Company’s 2020 Annual Meeting of Shareholders (the “Meeting”) has been changed from an in-person meeting to a virtual format only.

Virtual Meeting Information for Our Shareholders

The Meeting will be held on Thursday, May 7, 2020 at 9:00 a.m. (Eastern Time), as disclosed in the proxy statement filed by the Company with the Securities and Exchange Commission on March 27, 2020. You will not be able to attend the Meeting physically in person. We encourage you to access the Meeting prior to the start time and allow sufficient time to log into the Meeting.

Shareholders at the close of business on March 25, 2020 (the "Record Date”) are entitled to virtually attend the Meeting. Please note that the proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your shares in connection with the Meeting.

We have designed the format of the virtual Meeting to provide shareholders with the same ability to participate that they would have at an in-person meeting. Whether or not you plan to attend the Meeting, you are encouraged to vote your shares in advance of the Meeting by one of the methods described in the proxy materials for the Meeting. If you have already voted, you do not need to vote again.

Our decision to hold the Meeting in a virtual format relates only to the 2020 Annual Meeting of Shareholders.

Meeting Access

Attending as a Shareholder of Record

If you were a holder of record of the Company’s common stock as of the Record Date (i.e., you held your shares in your own name as reflected in the records of our transfer agent, Computershare), you can attend the Meeting by accessing www.meetingcenter.io/286687493 and entering the 15-digit control number found on the proxy card and the meeting password, CAR2020. Those without a control number may attend as a guest but will not have the option to vote or ask questions at the Meeting.

If you were a shareholder as of the Record Date and have your control number, you may also vote your shares during the Meeting by following the online instructions.

Registering to Attend as a Beneficial Owner

If you hold your shares through an intermediary, such as a bank, broker or other agent, you must register in advance to attend the Meeting. To register, you must obtain and submit a legal proxy from the holder of record, reflecting the number of shares of the Company’s common stock you held as of the Record Date, along with your name and e-mail address, to Computershare. Please forward the e-mail from your broker, bank or other agent, or attach an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on Friday, May 1, 2020. You will receive a confirmation e-mail directly from Computershare of your registration.

Your vote is important. Whether or not you plan to virtually attend the Meeting, please vote as soon as possible by one of the methods described in the proxy materials for the Meeting to ensure that your shares are represented and voted at the Meeting.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world's leading car sharing network with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group is headquartered in Parsippany, N.J. More information is available at avisbudgetgroup.com.

Contacts:

David Calabria
IR@avisbudget.com

Simon Robinson
PR@avisbudget.com